EXHIBIT 99.1

PRESS RELEASE

For Immediate Release	Contact:	Ronnie Welch or Kelly Cinelli CWR & Partners 508/222-4802

Advanced Viral Research Corp. Announces the Resignation of its
Chief Financial Officer

YONKERS, NY — April 20, 2004 – Advanced Viral Research Corp. (OTC Bulletin Board: ADVR) announced today that Mr. Alan Gallantar has resigned as Chief Financial Officer and Treasurer effective April 19th, 2004. Mr. Gallantar informed the Company that he is leaving ADVR to attend to a personal matter.

Mr. Martin Bookman, who has been with ADVR as Assistant Controller since March of 2001, has been appointed Acting Chief Financial Officer.

Advanced Viral Research Corp., based in Yonkers, New York, is a biopharmaceutical firm dedicated to improving patients’ lives by researching, developing and bringing to market new and effective therapies for viral and other diseases. ADVR’s lead product, AVR118 (formerly known as Product R), represents a biopolymer that possesses novel immunomodulator activity. This peptide-nucleic acid complex, which to date has shown a very favorable safety profile, appears to stimulate the proinflammatory responses required to combat viral infections such as AIDS and human papilloma virus and to dampen aberrant autoimmune-type inflammatory responses, such as occur in patients with rheumatoid arthritis. AVR118 is in clinical trials in Israel for the treatment of cachexia (body wasting) in patients with AIDS.

For further information regarding Advanced Viral Research Corp., please visit our website at www.adviral.com.

Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. AVR118 (Product R) is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue and/or complete the clinical trials of AVR118 or satisfy certain other conditions relating to clinical trials including obtaining adequate insurance on terms acceptable to the Company or that if completed, clinical trials performed outside the United States will assist the Company in obtaining FDA or other regulatory approval. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.